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                                                                   EXHIBIT  99.1


(AMERICAN HOMEPATIENT LOGO)                                         NEWS RELEASE
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Contacts:         Joseph F. Furlong         or            Marilyn O'Hara
                  President and CEO                       Executive VP and CFO
                  (615) 221-8884                          (615) 221-8884
                                                          PRIMARY CONTACT


FOR IMMEDIATE RELEASE


                           AMERICAN HOMEPATIENT, INC.
                               CONFIRMATION ORDER
                                UPHELD ON APPEAL
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BRENTWOOD, Tenn. (September 15, 2003) - American HomePatient, Inc. (OTCBB: AHOM)
today announced that the United States District Court for the Middle District of Tennessee rejected the appeal by the Company's secured lenders of the previously announced order by the U.S. Bankruptcy Court for the Middle District of Tennessee confirming the Company's plan of reorganization under Chapter 11 of the United States Bankruptcy Code.

The secured lenders previously had requested from the District Court a stay of the Bankruptcy Court's order, which also had been rejected. As previously announced, American HomePatient emerged from bankruptcy on July 1, 2003 pursuant to a confirmed plan that allows the Company to continue its business operations uninterrupted, led by its current management team.

The confirmed plan accomplishes the Company's primary goal of restructuring its long term debt obligations to its secured lenders. In addition, the confirmed plan provides that the Company's shareholders retain their equity interest in the Company, and all of the Company's creditors and vendors will be paid 100% of all amounts they are owed, either immediately or over time with interest.

The Company's secured lenders now may appeal the Bankruptcy Court's order to the United States Court of Appeals for the Sixth Circuit. In the event of an appeal, the



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Company intends to vigorously defend the confirmation order entered by the
Bankruptcy Court and upheld by the District Court.

A copy of the District Court's order will be filed by the Company with the Securities and Exchange Commission as an exhibit to a Form 8-K, to be available via the Edgar database at www.sec.gov.

Founded in 1983, American HomePatient, Inc. is one of the nation's largest home health care providers with 289 centers in 35 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. Additional information about the Company is available at www.ahom.com.

Certain statements made in the press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including without limitation, risks and uncertainties regarding an appeal of the confirmed plan from the Company's Chapter 11 proceedings, as well as the operation of the Company following such proceedings. These risks and uncertainties are in addition to other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.